SOCIETY PASS (SOPA) ADDS VIETNAM'S HANDYCART TO ITS NEXT-GENERATION DIGITAL ECOSYSTEM AND LOYALTY PLATFORM

Hanoi, Feb. 27, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire -- Society Pass Incorporated (SoPa) (Nasdaq: “SOPA”), a leading Southeast Asian data-driven loyalty platform today, announced that it has acquired Dream Space Trading Company Limited (“Dream Space”), the operator of Handycart, a leading online grocery delivery service based in Hanoi, Vietnam. The newly acquired company will be integrated into SoPa’s F&B delivery vertical with SoPa’s existing merchant software platform #HOTTAB. Handycart founder and CEO, Seo Jun Ho, has been named Head of the new Business Unit managing both Handycart and #HOTTAB in Vietnam.

Founded in 2019, Handycart is an online grocery delivery app with its own fleet of delivery vehicles that focuses on servicing the Korean restaurant market and F&B sector in Hanoi. Korean food and pop culture have taken Vietnam by storm, driven by the growing “Korean Wave”; a recent survey by market research firm Q&Me found that 58 percent of Vietnamese favor Korean cuisine.

Commenting on this strategic step, Ngo Thi Cham, SoPa Vietnam Country General Manager, said, “We are excited to welcome Handycart to our larger SoPa ecosystem which will enable it to harness our integrated marketing and technology proposition while also strengthening our collective senior management resources. We endeavor to combine the robust technology and operational efficiency of a specialty ecommerce brand like Handycart with our brand building experience. SoPa has witnessed, with our runaway success of Leflair, in Vietnam, that this move will lead to immediate returns in terms of cost optimization and increased revenue generation. We are determined to increase merchant coverage to 500 restaurants in Hanoi by the end of 2022 and look to expand to HCMC in 3Q 2022.

Leveraging on SoPa’s integrated technology platform to drive operational efficiencies and business performance, Handycart will focus on dramatically increasing on-demand grocery shopping services to more consumers in the country, while empowering specialty F&B restaurants to transform business models and further tap into online markets.

Seo Jun Ho, CEO of Handycart, said, "Handycart was established in 2019 with a mission of connecting Korean patrons seeking a taste of home through its established network of authentic Korean restaurants right here in Vietnam. Providing businesses with speedy access to authentic Korean products has helped us gather a loyal user base of over 3000 with more than 26,000 orders in 2021 alone. SoPa will now be able to accelerate Handycart’s growth given our well-established positioning as a go-to online grocery delivery service. Partnership with Society Pass will enable us to unlock growth opportunities within the industry and I am glad that Handycart can now avail itself of SoPa’s synergistic ecosystem."

Vietnam has been one of the fastest-growing economies within SEA over the past two decades. The country’s e-commerce is growing tremendously, valued at 13.2 billion USD; it is expected to grow steadily from 2021 until 2025.

Focused on growing its operations in the VIP (Vietnam, Indonesia, and Philippines) markets, SoPa is an acquisition focused ecommerce holding company operating across 5 interconnected verticals (lifestyle, F&B, travel, merchant software and loyalty) with 6 unique business units connecting millions of consumers and thousands of merchants in Southeast Asia. Handycart is the group’s third acquisition in Vietnam following its acquisition of ecommerce marketplace Leflair and merchant POS and business app #HOTTAB.

About Society Pass

SoPa’s customer loyalty and analytics platform has onboarded hundreds of thousands of registered consumers. SoPa provides merchants with SoPa.asia – an online commerce platform for users, alongside with #HOTTAB Biz – a convenient order management app for business partners on SoPa.asia, and #HOTTAB POS – a specialized POS technology solution, a comprehensive system for payment, loyal customer management, user’s profile analytics, and convenient financial support packages for small and medium-sized enterprises. All tools offered above will allow businesses to attract and retain customers through personalized interaction based on analytics with a high profit margin. SoPa also operates www.leflair.com, Vietnam’s leading lifestyle e-commerce platform.

SoPa is a loyalty and data marketing ecosystem that operates multiple e-commerce and lifestyle platforms across its key markets. Its business model focuses on collecting user data through the expected circulation of its universal loyalty points. It seamlessly connects consumers and merchants across multiple product and service categories fostering organic loyalty. From its launch in 2019, SoPa has amassed over 1.5 million registered users and over 3,500 registered merchants and brands. It has since invested 2+ years building proprietary IT architecture with cutting edge components to effectively scale and support its Platform’s consumers, merchants, and acquisitions.

For more information, please check out: http://thesocietypass.com/

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Contacts:

SoPa: Raynauld Liang, CFO

ray@thesocietypass.com

Investor Relations:

Jeff Ramson, CEO

PCG Advisory

jramson@pcgadvisory.com

(646) 863-6341